Exhibit 99.1

Medifast, Inc. Announces 50 Percent Increase in Quarterly Dividend

BALTIMORE, Md., December 6, 2017 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven healthy living products and programs, announced today that its Board of Directors has declared a $0.48 cash dividend to its stockholders, reflecting a $0.16 or 50 percent increase over the previous quarter’s cash dividend. The quarterly cash dividend of $0.48 per share is payable on February 8, 2018 to stockholders of record as of the close of business on December 22, 2017.

The Company expects to maintain a program of paying dividends on a quarterly basis. However, the declaration of dividends in the future is subject to the discretion of the Medifast Board of Directors, who will evaluate the Company's dividend program from time to time based on factors that it deems relevant.

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About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven healthy living products and programs. It was founded in 1980 and is the brand recommended by more than 20,000 Doctors. In 2016, the company announced OPTAVIA®, an exclusive brand and product line sold through its community of independent Coaches who offer support and guidance to their Clients. In partnership with OPTAVIA Coaches™, franchise partners, and its Scientific Advisory Board, Medifast offers comprehensive wellness products and programs that focus on creating sustainable change by helping people learn to incorporate healthy habits into their lives. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastNow.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements are based on present circumstances and on Medifast's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the expected future payment of dividends and any statement of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and Medifast assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

Investor Contact:

ICR, Inc., Katie Turner, (646) 277-1228